Exhibit 99.1

Contact

Investor Relations

Phone: (441) 278-0988

Email: investorrelations@endurance.bm

ENDURANCE REPORTS FOURTH QUARTER 2008 FINANCIAL RESULTS

PEMBROKE, Bermuda – February 12, 2009 – Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported net income of $16.9 million and $0.22 per diluted common share for the fourth quarter of 2008 versus net income of $152.5 million and $2.18 per diluted common share in the fourth quarter of 2007.

For the year ended December 31, 2008, net income was $98.6 million and $1.32 per diluted common share versus net income of $521.1 million and $7.17 per diluted common share for the year ended December 31, 2007.

Operating highlights for the quarter ended December 31, 2008 were as follows:

•	Gross premiums written of $235.6 million, a decrease of 15.2% over the same period in 2007;
•	Net premiums written of $180.1 million, a decrease of 16.4% from the fourth quarter of 2007;
•	Combined ratio of 83.5%, which included 9.5 percentage points of favorable prior year loss reserve development;
•	Net investment income of negative $4.6 million, a decrease of $69.9 million over the same period in 2007; and
•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $60.0 million or $0.94 per diluted common share.

Operating highlights for the year ended December 31, 2008 were as follows:

•	Gross premiums written of $2,246.4 million, an increase of 26.1% over 2007;
•	Net premiums written of $1,784.3 million, an increase of 13.3% over 2007;
•	Combined ratio of 93.5%, which included 8.6 percentage points of losses from Hurricanes Gustav and Ike and 8.9 percentage points of favorable prior year loss reserve development;
•	Net investment income of $130.2 million, a decrease of $151.1 million over the same period in 2007;
•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $198.0 million or $2.91 per diluted common share;
•	Operating return on average common equity for the year of 8.5%;
•	Book value of $33.06 per diluted common share, down 5.7% since a year ago; and
•	$1.00 of dividends paid per common share during the year.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented, “The past year was a challenging one as catastrophe losses exceeded $20 billion for the insurance industry and global financial market turmoil created significant losses across all investment classes. Despite these challenges, Endurance performed well on an absolute and relative basis. Our prudent underwriting, investment and capital management strategies have allowed us to preserve our strong balance sheet and excellent liquidity, positioning us well to meet the needs of our clients and take advantage of market opportunities that emerge in 2009.”

Operating Results

Gross and net premiums written decreased 15.2% and 16.4% in the fourth quarter of 2008 versus the same period in 2007, with declines in both our Insurance and Reinsurance segments. These declines resulted from a variety of factors, including our non-renewal of business that did not meet our underwriting requirements, rate reductions, increased client retentions and the absence of positive premium adjustments. Net premiums earned for the fourth quarter increased by $31.3 million or 7.8% from the same period in 2007, principally due to premiums earned on agriculture insurance business written throughout 2008 partially offset by declines in premiums earned on all lines in the reinsurance segment.

For the year ended December 31, 2008, gross and net premiums written increased 26.1% and 13.3% over 2007, due to growth in our Insurance segment that was partially offset by declines within the Reinsurance segment. Growth in our Insurance segment was driven by the addition of agriculture premiums written by ARMtech Insurance Services, Inc. and its affiliates (“ARMtech”), which was acquired at the end of 2007 and from targeted growth in our U.S. insurance operations. Declines in our Reinsurance segment for the year ended December 31, 2008 resulted principally from the non-renewal of business that failed to meet the Company’s underwriting standards, increased client retentions, rate reductions and fewer positive premium adjustments in 2008. Net premiums earned for 2008 increased by $171.7 million or 10.8% from 2007 primarily due to increases in net written premiums.

The Company’s combined ratio was 83.5% in the fourth quarter of 2008 and 93.5% for the full year. Endurance recorded favorable prior year loss reserve development for the quarter and year ended December 31, 2008 of $41.0 million and $156.5 million, compared to favorable prior year loss reserve development of $38.4 million and $159.4 million, respectively, for the same periods in 2007. Net favorable loss reserve development for the fourth quarter of 2008 resulted from lower than expected claims in the short tail, long tail and other specialty lines of the Insurance segment and the long tail and other specialty lines of the Reinsurance segment. Net favorable loss reserve development for the year ended December 31, 2008 resulted from lower than expected claims in the Insurance and Reinsurance segments in the short tail, long tail and other specialty lines.

Endurance’s 2008 results included $148.0 million of losses, net of reinstatement premiums, from Hurricanes Gustav and Ike, which added 8.6 percentage points to the Company’s full year combined ratio. The Company’s initial estimated losses related to these storms did not change materially from the third quarter of 2008. Endurance’s results for the year ended December 31, 2008 also included the impact of a higher frequency of severe weather events, worse than expected growing conditions for major crops in the U.S., and losses due to declines in agricultural commodity prices.

For the year and quarter ended December 31, 2008, Endurance recorded net investment income of $130.2 million and a net investment loss of $4.6 million. The Company’s fixed income investments, which includes fixed maturity investments, short term investments and preferred equity securities, which comprised 93.4% of the Company’s investment portfolio as of December 31, 2008, continued to generate strong investment income for Endurance in the full year and fourth quarter of 2008. The Company’s fixed income investments produced $229.7 million and $55.2 million of investment income in the year and quarter ended December 31, 2008, a decline of 3.9% and 9.1%, respectively, compared with the same periods in 2007. The Company has significantly shortened its fixed income portfolio duration through sales and the reinvestment of portfolio and operating cash flows into cash and other short term investments, generally guaranteed by the U.S. government.

For the year and quarter ended December 31, 2008, the Company recorded $111.6 million and $62.2 million of losses, respectively, related to its alternative investments and high yield loan mutual funds,

compared to a gain of $21.3 million and a loss of $0.9 million in the fourth quarter and full year of 2007, respectively. Current year alternative investment and high yield loan mutual fund losses resulted from mark to market adjustments, primarily reflecting widening credit spreads and significant capital market volatility during 2008. The Company only invests directly in alternative investments and high yield loan mutual funds and does not invest in any fund of funds or feeder funds.

Insurance Segment

In the fourth quarter of 2008, the Insurance segment’s gross and net premiums written decreased $20.2 million and $13.0 million, respectively, from the same period in 2007. The decline in premiums written by the Insurance segment resulted mainly from reduced workers’ compensation premiums written due to non-renewals and reduced new business writings as well as reductions in agriculture insurance caused by year over year timing differences. These declines were partially offset by new business written in the Company’s expanded U.S. and Bermuda insurance underwriting platforms.

For the full year ended December 31, 2008, the Insurance segment’s gross and net premiums written increased $684.8 million and $428.6 million from 2007. The Insurance segment’s premium growth was largely due to agriculture premiums written by ARMtech, resulting in $648.1 million of additional gross written premiums and $337.2 million of additional net earned premiums over 2007. The Company also experienced growth in 2008 in its property, casualty and professional lines from new business written by its U.S. insurance operations and from new professional lines business written by the its Bermuda insurance operations. Growth in the Insurance segment’s gross premiums written for the year ended December 31, 2008 was partially offset by declines in 2008 in premiums related to the Company’s workers’ compensation, healthcare liability and casualty lines of businesses as compared to the same period in 2007, resulting from rate reductions and non-renewal of business that failed to meet the Company’s underwriting standards. Based on current pricing considerations, increased competition and expected deterioration in future loss trends, the Company plans to cease writing California workers’ compensation insurance policies at the end of February 2009.

Endurance’s Insurance segment combined ratios were 93.6% and 96.6% for the fourth quarter and full year of 2008, versus combined ratios of 104.3% and 90.1% for the quarter and year ended December 31, 2007.

The lower combined ratio for the fourth quarter of 2008 as compared to the fourth quarter of 2007 was driven by declines in the Insurance segment’s acquisition expense and general and administrative expense ratios. Improvements in these ratios for the fourth quarter of 2008 resulted from higher earned premiums in the agriculture line of business, which benefits from third party commissions and expense reimbursements. Partially offsetting these declines was an increase in the net loss ratio from increased earned premiums in the agriculture line, which has a higher associated initial expected loss ratio than other lines of business in the Insurance segment.

The increase in the Insurance segment combined ratio for the year ended December 31, 2008 as compared to 2007 was driven predominantly by less favorable prior year reserve development than occurred in 2007 and the full year impact of the agriculture line. Although the Company’s agriculture line of business generated underwriting profits in 2008, margins were adversely impacted by significant declines in commodity prices for certain agricultural products and severe weather that led to worse than expected growing conditions for major crops in the U.S. The increase in the Insurance segment’s net loss ratio was partially offset by an improvement in the acquisition expense and general and administrative expense ratios for the year ended December 31, 2008 compared to the same period in 2007. Improvement in these ratios resulted from growth in premiums in the agriculture line of business, which benefits from third party commissions and expense reimbursements.

Endurance’s Insurance segment experienced favorable prior year loss reserve development of $24.4 million, or 10.3 percentage points for the fourth quarter and $71.0 million, or 7.7 percentage points, for the full year of 2008, compared to favorable prior year loss reserve development of $10.1 million, or 7.4 percentage points and $80.4 million, or 16.0 percentage points, for the same quarter and full year of 2007. The current periods’ favorable prior year loss reserve development emerged in the short tail property, the long tail healthcare liability and the other agriculture lines, as claims in those lines have not emerged as originally estimated.

Reinsurance Segment

Total premiums written in Endurance’s Reinsurance segment for the quarter and year ended December 31, 2008 were $42.1 million and $825.1 million, compared to $66.0 million and $1,068.1 million in the same periods in 2007. The decline in premiums written in the fourth quarter of 2008 was primarily experienced in the casualty and agriculture lines due to the absence of positive premium adjustments in the fourth quarter of 2008 compared to the same period in 2007. For the year ended December 31, 2008, total premiums written in the Reinsurance segment declined by $243.0 million compared to 2007, with decreases recorded in each of its lines of business. Premiums declined in the agriculture business line due to expected attrition stemming from the acquisition of ARMtech, which competes with many of the Company’s agriculture reinsurance clients, and the non-renewal of contracts that no longer met the Company’s underwriting standards. Declines in the Company’s other reinsurance business lines resulted from the non-renewal of contracts that no longer met the Company’s underwriting standards, changes in client retentions, rate reductions and reduced positive premium adjustments.

For the quarter and year ended December 31, 2008, the Reinsurance segment’s combined ratios were 73.5% and 90.9%, versus 56.1% and 76.4% during the same periods in 2007. The combined ratio for the quarter ended December 31, 2008 increased from the same period in 2007 due to less favorable prior year reserve development than for the same period in 2007. The combined ratio for the quarter ended December 31, 2008 also increased due to pricing decreases and acquisition cost increases as a result of reduced earned premiums from the Agriculture reinsurance line, which has lower commission rates than other reinsurance lines. The Reinsurance segment’s combined ratio for the year ended December 31, 2008 increased from the same period in 2007 due to increased levels of catastrophe losses, as the Company recorded combined losses, net of reinstatement premiums, of $148.0 million or 18.0 percentage points on the Reinsurance segment’s combined ratio from Hurricanes Gustav and Ike as compared to 2007, which was impacted by $33.9 million of net losses or 3.1 combined ratio points due to Windstorm Kyrill.

The Reinsurance segment recorded $22.0 million or 11.1 percentage points of favorable prior year loss reserve development in the current quarter as compared to $34.8 million or 13.0 percentage points of favorable prior year loss reserve development in the fourth quarter of 2007. For the year ended December 31, 2008, the Reinsurance segment recorded $88.6 million or 10.4 percentage points of favorable prior year loss reserve development, compared to $74.4 million or 6.4 percentage points of favorable prior year loss reserve development for the same period in 2007. The favorable prior year loss reserve development resulted from lower than expected claims reported across the Reinsurance segment’s lines of business for the year ended December 31, 2008.

The Reinsurance segment recorded increases in the acquisition expense and general and administrative expense ratios for the quarter and year ended December 31, 2008 as compared to the same periods in 2007. The increases in the acquisition expense ratios for the current periods were generally due to pronounced decreases in the agriculture line of business, which has lower acquisition expenses than the Company’s other reinsurance lines. The increases in the general and administrative expense ratios for the fourth quarter and full year of 2008 resulted principally from declines in premiums earned.

Investments

Endurance recorded net investment income of $130.2 million and a net investment loss of $4.6 million for the year and quarter ended December 31, 2008. During the year and quarter ended December 31, 2008, the Company’s net investment results included mark to market losses of $111.6 million and $62.2 million on alternative investments and high yield loan mutual funds included in other investments, as compared to a gain of $21.3 million and a loss of $0.9 million in the same periods in 2007. The investment income generated by the Company’s fixed income investments declined by 3.9% and 9.1% for the full year and fourth quarter of 2008, as compared with the same periods in 2007. The ending book yield on the Company’s fixed income portfolio and managed cash at December 31, 2008 was 4.45%, down from 5.15% at December 31, 2007 as a result of lower reinvestment rates during the current period and increased cash and cash equivalent balances held by the Company.

Endurance’s fixed income investments of $3.9 billion, including fixed maturity investments and preferred equity securities, had an average credit quality of AAA as of December 31, 2008. The Company’s cash and cash equivalents and short term investments at December 31, 2008 increased to $1.2 billion or by 102.1% over December 31, 2007. In the near term, the Company expects to continue investing its portfolio and operating cash flows in highly liquid, short duration high quality securities. To date, Endurance’s fixed income investments have not been materially impacted by credit downgrades or defaults. Endurance’s fixed income portfolio experienced an increase in net unrealized investment losses of $27.8 million during the fourth quarter of 2008, or less than 0.5% of Endurance’s cash and invested assets, including net receivables on pending investment sales, as of December 31, 2008. In addition, the Company recorded net realized investment losses of $11.8 million in the fourth quarter of 2008, which included $41.1 million of losses from other-than-temporary impairments (“OTTI”) and $29.3 million of net realized gains on sales of investments. For the year ended December 31, 2008, the Company recorded $57.4 million of net realized investment losses consisting of $82.1 million of OTTI losses, partially offset by $24.7 million of net realized gains on sales of investments. The Company’s OTTI losses were primarily due to the widening of credit spreads experienced in the fixed income markets in the fourth quarter and full year of 2008. Endurance continues to record its fixed income investments at fair value, with differences between amortized cost and fair value reflected as a component of other comprehensive (loss) income, provided such differences are deemed to be temporary.

Foreign Exchange Gains and Losses

For the three and twelve months ended December 31, 2008, the Company revalued its monetary assets and liabilities denominated in foreign currencies, which resulted in net foreign exchange losses of $40.7 million and $53.7 million, respectively, compared to $6.7 million and $8.0 million of net foreign exchange losses for the same periods in 2007. The current periods’ net foreign exchange losses resulted from the strengthening of the U.S. dollar and weakening of the U.K. pound sterling compared to other currencies during 2008. The Company had offsetting net unrealized foreign exchange gains for the fourth quarter and full year of 2008 of $38.1 million and $54.8 million (2007 – $7.1 million and $10.8 million), respectively, from the revaluation of its foreign currency invested assets included in the change in net unrealized holding (losses) gains on investments within other comprehensive (loss) income.

Capitalization and Shareholders’ Equity

At December 31, 2008, Endurance’s GAAP shareholders’ equity was $2.2 billion or $33.06 per diluted common share, versus $2.5 billion or $35.05 per diluted common share at December 31, 2007, a decline of 5.7% in book value per share since a year ago. During the three months ended December 31, 2008, the Company repurchased approximately 0.7 million of its common shares and share equivalents for an aggregate repurchase price of $18.1 million. In 2008, the Company repurchased approximately 4.6 million of its common shares and share equivalents for an aggregate repurchase price of $152.7 million and paid dividends of $58.7 million or $1.00 per share.

Earnings Call

Endurance will host a conference call on February 13, 2009 at 8:30 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (877) 672-9216 or (706) 634-9637 (international) and entering pass code: 68800182. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through February 27, 2009 by dialing (800) 642-1687 or (706) 645-9291 (international) and entering the pass code: 68800182.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of Endurance’s financial supplement for the fourth quarter of 2008 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.

Operating income, operating return on average common equity, operating income per dilutive common share, total premiums written and combined ratio are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture, workers' compensation, professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our operating subsidiaries (other than American Agri-Business Insurance Company) and A- (Excellent) from A.M. Best for American Agri-Business Insurance Company.  Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda.  For more information about Endurance, please visit www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, developments in the world’s financial and capital markets that could adversely affect the performance of Endurance’s investment portfolio or access to capital, changes in the composition of Endurance’s investment portfolio, competition, possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, the impact of current regulatory investigations, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Form 10-Q for the three and nine month periods ended September 30, 2008.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands of United States dollars, except share and per share amounts)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$1,061,994	$567,825
Fixed maturity investments available for sale, at fair value	3,875,137	4,589,053
Short term investments available for sale, at fair value	111,333	12,646
Preferred equity securities, available for sale, at fair value	25,360	58,537
Other investments	284,263	358,128
Premiums receivable, net	609,387	723,832
Deferred acquisition costs	160,870	168,968
Securities lending collateral	112,940	173,041
Prepaid reinsurance premiums	149,591	122,594
Losses recoverable	587,533	276,261
Accrued investment income	30,872	38,543
Goodwill and intangible assets	200,791	206,632
Deferred tax assets	20,691	—
Other assets	71,407	64,000
Total Assets	$7,302,169	$7,360,060

Liabilities
Reserve for losses and loss expenses	$3,235,456	$2,892,224
Reserve for unearned premiums	885,488	855,085
Net deposit liabilities	58,622	108,943
Securities lending payable	115,603	173,041
Reinsurance balances payable	263,260	251,806
Debt	447,468	448,753
Deferred tax liability	—	922
Other liabilities	88,989	117,027
Total Liabilities	5,094,886	4,847,801

Shareholders’ Equity
Preferred shares
Series A, non-cumulative - 8,000,000 issued and outstanding (2007 - 8,000,000)	8,000	8,000
Common shares
57,203,454 issued and outstanding (2007 - 60,364,488)	57,203	60,364
Additional paid-in capital	1,029,363	1,165,300
Accumulated other comprehensive (loss) income	(132,665)	57,725
Retained earnings	1,245,382	1,220,870
Total Shareholders’ Equity	2,207,283	2,512,259

Total Liabilities and Shareholders’ Equity	$7,302,169	$7,360,060

Book Value per Common Share
Dilutive common shares outstanding	60,718,312	65,978,030
Diluted book value per common share [a]	$33.06	$35.05

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2007, which was derived from Endurance’s audited financial statements.

[a] Excludes the $200 million liquidation value of the preferred shares.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of United States dollars, except share and per share amounts)

	Quarter Ended		For the Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues
Gross premiums written	$235,622	$277,750	$2,246,420	$1,781,115

Net premiums written	180,095	215,468	1,784,290	1,574,975
Change in unearned premiums	251,633	184,994	(17,805)	19,825

Net premiums earned	431,728	400,462	1,766,485	1,594,800
Other underwriting (loss) income	(2,454)	9,044	(3,973)	1,602
Net investment (loss) income	(4,594)	65,310	130,176	281,276
Net realized losses on investments	(11,800)	(4,125)	(57,366)	(18,302)
Total revenues	412,880	470,691	1,835,322	1,859,376

Expenses
Losses and loss expenses	225,103	144,852	1,135,431	749,081
Acquisition expenses	79,306	89,501	299,913	307,576
General and administrative expenses	56,059	64,655	216,365	217,269
Amortization of intangibles	2,762	1,905	10,675	5,286
Net foreign exchange losses	40,741	6,729	53,704	7,970
Interest expense	7,568	7,532	30,171	30,125
Total expenses	411,539	315,174	1,746,259	1,317,307

Income before income taxes	1,341	155,517	89,063	542,069
Income tax benefit (expense)	15,523	(2,987)	9,561	(20,962)
Net income	16,864	152,530	98,624	521,107

Preferred dividends	(3,875)	(3,875)	(15,500)	(15,500)
Net income available to common shareholders	$12,989	$148,655	$83,124	$505,607

Per share data
Weighted average number of common and
common equivalent shares outstanding:
Basic	56,093,432	62,225,248	57,755,959	64,696,669
Diluted	59,616,251	68,326,005	62,795,085	70,539,647
Basic earnings per common share	$0.23	$2.39	$1.44	$7.82
Diluted earnings per common share	$0.22	$2.18	$1.32	$7.17

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the quarter ended December 31, 2008
	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals
Revenues
Gross premiums written	$196,323	$42,053	$238,376	$(2,754)	$235,622
Ceded premiums written	(54,857)	(670)	(55,527)	—	(55,527)
Net premiums written	$141,466	$41,383	$182,849	$(2,754)	$180,095
Net premiums earned	$236,726	$198,361	$435,087	$(3,359)	$431,728
Other underwriting loss	—	—	—	(2,454)	(2,454)
Total underwriting revenues	$236,726	$198,361	$435,087	$(5,813)	$429,274

Expenses
Net losses and loss expenses	$168,137	$53,962	$222,099	$3,004	$225,103
Acquisition expenses	27,601	61,728	89,329	(10,023)	79,306
General and administrative expenses	25,904	30,155	56,059	—	56,059
	$221,642	$145,845	$367,487	$(7,019)	$360,468
Underwriting income	$15,084	$52,516	$67,600	$1,206	$68,806

Net loss ratio	71.0%	27.2%	51.1%		52.1%
Acquisition expense ratio	11.7%	31.1%	20.5%		18.4%
General and administrative expense ratio	10.9%	15.2%	12.9%		13.0%
Combined ratio	93.6%	73.5%	84.5%		83.5%

(1)  Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the quarter ended December 31, 2007
	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$216,510	$66,039	$282,549	$(4,799)	$277,750
Ceded premiums written	(62,034)	(248)	(62,282)	—	(62,282)
Net premiums written	$154,476	$65,791	$220,267	$(4,799)	$215,468
Net premiums earned	$137,060	$267,772	$404,832	$(4,370)	$400,462
Other underwriting income	—	—	—	9,044	9,044
Total underwriting revenues	$137,060	$267,772	$404,832	$4,674	$409,506

Expenses
Net losses and loss expenses	$93,553	$42,134	$135,687	$9,165	$144,852
Acquisition expenses	22,145	70,641	92,786	(3,285)	89,501
General and administrative expenses	27,200	37,455	64,655	—	64,655
	$142,898	$150,230	$293,128	$5,880	$299,008
Underwriting (loss) income	$(5,838)	$117,542	$111,704	$(1,206)	$110,498

Net loss ratio	68.3%	15.7%	33.5%		36.2%
Acquisition expense ratio	16.2%	26.4%	22.9%		22.3%
General and administrative expense ratio	19.8%	14.0%	16.0%		16.2%
Combined ratio	104.3%	56.1%	72.4%		74.7%

(1)  Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the year ended December 31, 2008
	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$1,426,366	$825,145	$2,251,511	$(5,091)	$2,246,420
Ceded premiums written	(445,768)	(16,362)	(462,130)	—	(462,130)
Net premiums written	$980,598	$808,783	$1,789,381	$(5,091)	$1,784,290
Net premiums earned	$920,389	$855,072	$1,775,461	$(8,976)	$1,766,485
Other underwriting loss	—	—	—	(3,973)	(3,973)
Total underwriting revenues	$920,389	$855,072	$1,775,461	$(12,949)	$1,762,512

Expenses
Net losses and loss expenses	$681,735	$459,413	$1,141,148	$(5,717)	$1,135,431
Acquisition expenses	103,783	204,912	308,695	(8,782)	299,913
General and administrative expenses	103,211	113,154	216,365	—	216,365
	$888,729	$777,479	$1,666,208	$(14,499)	$1,651,709
Underwriting income	$31,660	$77,593	$109,253	$1,550	$110,803

Net loss ratio	74.1%	53.7%	64.3%		64.3%
Acquisition expense ratio	11.3%	24.0%	17.4%		17.0%
General and administrative expense ratio	11.2%	13.2%	12.2%		12.2%
Combined ratio	96.6%	90.9%	93.9%		93.5%

(1)  Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the year ended December 31, 2007
	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$741,556	$1,068,114	$1,809,670	$(28,555)	$1,781,115
Ceded premiums written	(189,586)	(16,554)	(206,140)	—	(206,140)
Net premiums written	$551,970	$1,051,560	$1,603,530	$(28,555)	$1,574,975
Net premiums earned	$502,082	$1,159,261	$1,661,343	$(66,543)	$1,594,800
Other underwriting income	—	—	—	1,602	1,602
Total underwriting revenues	$502,082	$1,159,261	$1,661,343	$(64,941)	$1,596,402

Expenses
Net losses and loss expenses	$290,213	$502,804	$793,017	$(43,936)	$749,081
Acquisition expenses	72,044	255,091	327,135	(19,559)	307,576
General and administrative expenses	89,996	127,273	217,269	—	217,269
	$452,253	$885,168	$1,337,421	$(63,495)	$1,273,926
Underwriting income (loss)	$49,829	$274,093	$323,922	$(1,446)	$322,476

Net loss ratio	57.8%	43.4%	47.7%		47.0%
Acquisition expense ratio	14.4%	22.0%	19.7%		19.3%
General and administrative expense ratio	17.9%	11.0%	13.1%		13.6%
Combined ratio	90.1%	76.4%	80.5%		79.9%

(1)  Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the quarter ended December 31
	Insurance		Reinsurance		Total
	2008	2007	2008	2007	2008	2007

Loss ratio	71.0%	68.3%	27.2%	15.7%	52.1%	36.2%
Acquisition expense ratio	11.7%	16.2%	31.1%	26.4%	18.4%	22.3%
General and administrative expense ratio	10.9%	19.8%	15.2%	14.0%	13.0%	16.2%
Combined ratio	93.6%	104.3%	73.5%	56.1%	83.5%	74.7%

Effect of Prior Year Net Loss Reserve Development

Favorable / (Unfavorable)

	For the quarter ended December 31
	Insurance		Reinsurance		Total
	2008	2007	2008	2007	2008	2007

Loss ratio	10.3%	7.4%	11.1%	13.0%	9.5%	9.6%

Net of Prior Year Net Loss Reserve Development

	For the quarter ended December 31
	Insurance		Reinsurance		Total
	2008	2007	2008	2007	2008	2007

Loss ratio	81.3%	75.7%	38.3%	28.7%	61.6%	45.8%
Acquisition expense ratio	11.7%	16.2%	31.1%	26.4%	18.4%	22.3%
General and administrative expense ratio	10.9%	19.8%	15.2%	14.0%	13.0%	16.2%
Combined ratio	103.9%	111.7%	84.6%	69.1%	93.0%	84.3%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, excluding prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the year ended December 31
	Insurance		Reinsurance		Total
	2008	2007	2008	2007	2008	2007

Loss ratio	74.1%	57.8%	53.7%	43.4%	64.3%	47.0%
Acquisition expense ratio	11.3%	14.4%	24.0%	22.0%	17.0%	19.3%
General and administrative expense ratio	11.2%	17.9%	13.2%	11.0%	12.2%	13.6%
Combined ratio	96.6%	90.1%	90.9%	76.4%	93.5%	79.9%

Effect of Prior Year Net Loss Reserve Development

Favorable / (Unfavorable)

	For the year ended December 31
	Insurance		Reinsurance		Total
	2008	2007	2008	2007	2008	2007

Loss ratio	7.7%	16.0%	10.4%	6.4%	8.9%	10.0%

Net of Prior Year Net Loss Reserve Development

	For the year ended December 31
	Insurance		Reinsurance		Total
	2008	2007	2008	2007	2008	2007

Loss ratio	81.8%	73.8%	64.1%	49.8%	73.2%	57.0%
Acquisition expense ratio	11.3%	14.4%	24.0%	22.0%	17.0%	19.3%
General and administrative expense ratio	11.2%	17.9%	13.2%	11.0%	12.2%	13.6%
Combined ratio	104.3%	106.1%	101.3%	82.8%	102.4%	89.9%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, excluding prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

TOTAL PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

The following is a reconciliation of Endurance's total premiums written including gross premiums written and deposit premiums (a non-GAAP measure) to gross premiums written for the quarters and year ended December 31, 2008 and 2007:

	Quarter Ended December 31, 2008			Quarter Ended December 31, 2007
	Gross Premiums Written	Deposit Premiums	Total Premiums Written	Gross Premiums Written	Deposit Premiums	Total Premiums Written

Insurance
Property	$40,291	—	$40,291	$37,905	—	$37,905
Casualty	27,810	—	27,810	25,851	—	25,851
Healthcare liability	10,704	—	10,704	15,256	—	15,256
Workers’ compensation	37,752	—	37,752	73,054	—	73,054
Agriculture	30,126	—	30,126	42,242	—	42,242
Professional lines	49,640	—	49,640	22,202	—	22,202
Subtotal Insurance	$196,323	—	$196,323	$216,510	—	$216,510

Reinsurance
Casualty	$2,445	$573	$3,018	$11,024	$4,277	$15,301
Property	10,352	1,283	11,635	13,919	293	14,212
Catastrophe	13,986	—	13,986	13,499	—	13,499
Agriculture	1,298	—	1,298	7,230	—	7,230
Aerospace and Marine	9,920	814	10,734	11,526	134	11,660
Surety and other specialty	1,298	84	1,382	4,042	95	4,137
Subtotal Reinsurance	$39,299	$2,754	$42,053	$61,240	$4,799	$66,039

Total	$235,622	$2,754	$238,376	$277,750	$4,799	$282,549

Total premiums written is a non-GAAP internal performance measure used by Endurance in the management of its operations. Total premiums written represents gross premiums written and deposit premiums, which are premiums on contracts that are deemed as either transferring only significant timing risk or transferring only significant underwriting risk and thus are required to be accounted for under GAAP as deposits. Endurance believes these amounts are significant to its business and underwriting process and excluding them distorts the analysis of its premium trends. In addition to presenting gross premiums written determined in accordance with GAAP, Endurance believes that total premiums written enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. Total premiums written should not be viewed as a substitute for gross premiums written determined in accordance with GAAP.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

TOTAL PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

	Year Ended December 31, 2008			Year Ended December 31, 2007
	Gross Premiums Written	Deposit Premiums	Total Premiums Written	Gross Premiums Written	Deposit Premiums	Total Premiums Written

Insurance
Property	$159,408	—	$159,408	$134,161	—	$134,161
Casualty	120,867	—	120,867	125,124	—	125,124
Healthcare liability	80,692	—	80,692	92,361	—	92,361
Workers’ compensation	232,828	—	232,828	262,228	—	262,228
Agriculture	690,318	—	690,318	42,242	—	42,242
Professional lines	142,253	—	142,253	85,440	—	85,440
Subtotal Insurance	$1,426,366	—	$1,426,366	$741,556	—	$741,556

Reinsurance
Casualty	$161,583	$870	$162,453	$187,472	$13,560	$201,032
Property	192,652	3,197	195,849	214,999	13,797	228,796
Catastrophe	315,262	—	315,262	345,187	—	345,187
Agriculture	21,483	—	21,483	131,126	199	131,325
Aerospace and Marine	80,521	813	81,334	91,672	1,210	92,882
Surety and other Specialty	48,553	211	48,764	69,103	(211)	68,892
Subtotal Reinsurance	$820,054	$5,091	$825,145	$1,039,559	$28,555	$1,068,114

Total	$2,246,420	$5,091	$2,251,511	$1,781,115	$28,555	$1,809,670

Total premiums written is a non-GAAP internal performance measure used by Endurance in the management of its operations. Total premiums written represents gross premiums written and deposit premiums, which are premiums on contracts that are deemed as either transferring only significant timing risk or transferring only significant underwriting risk and thus are required to be accounted for under GAAP as deposits. Endurance believes these amounts are significant to its business and underwriting process and excluding them distorts the analysis of its premium trends. In addition to presenting gross premiums written determined in accordance with GAAP, Endurance believes that total premiums written enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. Total premiums written should not be viewed as a substitute for gross premiums written determined in accordance with GAAP.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATIONS

(in thousands of United States dollars, except share and per share amounts)

The following is a reconciliation of Endurance's net income and net income per diluted common share to operating income, operating income per diluted common share and annualized operating return on average common equity (all non-GAAP measures) for the quarter and year ended December 31, 2008 and 2007:

	Quarter Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net income	$16,864	$152,530	$98,624	$521,107
Add after-tax items:
Net foreign exchange losses	32,129	4,175	44,925	3,258
Net realized losses on investments	11,035	4,003	54,490	16,585
Operating income before preferred dividends	$60,028	$160,708	$198,039	$540,950
Preferred dividends	(3,875)	(3,875)	(15,500)	(15,500)
Operating income available to common shareholders	$56,153	$156,833	$182,539	$525,450

Weighted average dilutive common shares	59,616,251	68,326,005	62,795,085	70,539,647

Operating income per diluted share	$0.94	$2.30	2.91	$7.45

Average common equity [a]	$2,038,000	$2,318,940	$2,159,771	$2,205,067

Operating return on average common equity	2.8%	6.8%	8.5%	23.8%
Annualized operating return on average common equity	11.0%	27.1%	8.5%	23.8%

Diluted per common share data
Net income	$16,864	$152,530	$98,624	$521,107
Preferred dividends	(3,875)	(3,875)	(15,500)	(15,500)
Net income available to common shareholders	$12,989	$148,655	$83,124	$505,607

Return on average common equity, Net income	0.6%	6.4%	3.8%	22.9%
Annualized return on average common equity, Net income	2.6%	25.6%	3.8%	22.9%

[a] Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $200 million liquidation value of the preferred shares.

Operating income and operating income per diluted common share are internal performance measures used by Endurance in the management of its operations. Operating income per diluted common share represents operating income divided by weighted average dilutive common shares. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income and net income per dilutive common share determined in accordance with GAAP, Endurance believes that showing operating income and operating income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to how management analyzes Endurance’s underlying business performance. Operating income and operating income per dilutive common share should not be viewed as substitutes for GAAP net income and net income per dilutive common share, respectively.

Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.